Pizza Inn Holdings, Inc.

February 19, 2014

Donna Lee
2909 Sunrise Dr,
Rowlett, TX 75088

Dear Donna:

Pizza Inn, Inc. (the "Company") is pleased to extend to you an offer of employment as Controller, reporting directly to Chief Financial Officer, which would begin on or around February 24, 2014. Below are the general terms and conditions of our offer.

BASE PAY

Your annual base pay ("Base Annual Salary") in this exempt position will be $120,000.00, to be paid bi-weekly during your employment with the Company and subject to all applicable withholdings. You will be paid the gross amount of $4,615.38, on every other Friday, in accordance with the Company's standard payroll practice.

BONUS

In addition to your Base Annual Salary, you will be eligible to participate in the Company's Bonus Plan, which is typically based on the Company's financial performance and strategic goals relative to targets set by the Board of Directors. The amount of bonus earned is subject to the approval of the Board of Directors, which may use its discretion to interpret the Company's achievement of the bonus targets and take in to consideration unusual, one-time, or forward-looking factors that affected the Company's historical results or may affect the Company's future prospects. The annual bonus targets generally shall be set such that you shall earn a bonus of up to 20% of your base salary upon achievement of certain financial and strategic bonus targets and upon the discretion of the Chief Executive Officer and Compensation Committee of the Company.

BENEFITS

You will be eligible to participate in Pizza inn, Inc. employee benefit plans, subject to any waiting or qualification periods imposed by the Company or its benefit providers. Detailed information regarding employee benefits will be provided on your first day of employment. You will also have 40 hours of paid time off (Vacation Hours), available upon your start date which will need to be used prior to your anniversary date in 2015.

AT-WILL EMPLOYMENT

It is anticipated that you will be a long-term employee. However, like all employees of the Company, your employment with the Company is for no specified period and constitutes "at-will" employment, and either you or the Company may terminate your employment at any time with or without cause. Notwithstanding the above, Pizza Inn, Inc. may terminate this employment relationship immediately if you are involved in any one of the following ("Cause Events"): (i) any action which constitutes willful dishonesty, insubordination or deliberate injury to Pizza Inn, Inc., or (ii) any criminal conduct, or (iii) a violation of or other failure by you to perform your obligations or responsibilities under this agreement, or (iv) a serious violation of any Pizza Inn, Inc. company policy or procedure as they may be defined from time to time. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by you and the Chief Executive Officer. This letter is an offer of employment and not a contract of employment.

3551 Plano Parkway, The Colony, TX '75056, 1-800-880-9955

Pizza Inn Holdings, Inc.

RETURN OF MATERIALS

By accepting this offer, you agree that upon termination of your employment with Pizza Inn, Inc. all documents, property, software, materials, information and other records of the Company, and all copies thereof, within your possession, custody or control, including but not limited to any materials containing trade secrets or confidential information of Pizza Inn, Inc. must be returned to Pizza Inn, Inc. at or prior to the date of termination.

TRADE SECRETS/CONFIDENTIALITY

By accepting this offer, you agree not to disclose any trade secrets or confidential information of Pizza Inn, Inc. to anyone else and to hold this information in confidence and use it solely on a need -to-know basis in the course of performing services for Pizza Inn, Inc. Except in the performance of services for Pizza Inn, Inc., you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets, or confidential information of Pizza Inn, Inc. The obligations of this paragraph shall continue during the term of your employment with Pizza Inn, Inc. and (i) with respect to trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after termination of employment for any reason. As used in this letter agreement, "trade secrets" mean information of Pizza Inn, Inc., its affiliates, licensors, suppliers, customers, or prospective licensors or customers, which include technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and a list of actual or potential customers or suppliers, which are held in confidence by Pizza Inn, Inc. and have economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by others. As used herein, "confidential information" means information, other than trade secrets, that is of value to Pizza Inn, Inc. and is treated as confidential.

COVENANT NOT TO COMPETE

By accepting this offer, you agree that for a period of twelve (12) months immediately following termination of your employment with Pizza Inn, Inc. for any reason, (i) you will not on behalf of yourself or any other business entity call upon, contact or solicit any client or customer of Pizza Inn, Inc. with whom you had contact within six (6) months preceding your last day of employment with Pizza Inn, Inc.; and (ii) you will not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of Pizza Inn, Inc. within the six (6) months immediately preceding your last day of employment with pizza Inn, Inc., in an attempt to have such person work in any other corporation, association, or entity or business engaged in the business of the same kind as offered by Pizza Inn, Inc.

INTELLECTUAL PROPERTY

By accepting this offer, you agree that all materials, information, plans, and other works of authorship created or developed by you for Pizza Inn, Inc. during the course of your employment by Pizza Inn, Inc. will be owned solely and exclusively by Pizza inn, Inc., and constitute works made for hire. In this regard, you will assign to Pizza Inn, Inc. all worldwide rights, including all copyrights, patent rights, trade secrets, confidential and proprietary information rights, moral rights, and other property rights.

3551 Plano Parkway, The Colony, TX '75056, 1-800-880-9955

Pizza Inn Holdings, Inc.

EMPLOYMENT WITH PIZZA INN, INC. WOULD NOT VIOLATE ANY EXISTING AGREEMENT

By accepting this offer, you warrant to Pizza Inn, Inc. that your employment by Pizza Inn, Inc. does not violate any existing agreement between you and any third party, nor will your employment with Pizza Inn, Inc. constitute a violation of any confidentiality or nondisclosure agreement in existence with another party.

GENERAL

This offer letter sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral. This offer of employment is conditional upon your passing the pre-employment background screening and reference checks, and remains valid until February 20, 2014. Unless we receive this letter executed by you on or before this Expiration Date, the offer of employment will expire.

Please mail, or scan/email the signed offer letter to:

Pizza Inn, Inc.
Attention: Katy McGee
3551 Plano Parkway The Colony, TX 75056

Email: KMcGee@pihq.com

Counterparts: This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.

Should you have any questions about this letter, please feel free to contact me directly. We look forward to having you join our team, as well as the contribution you will make to the organization.

Sincerely,

/s/ Katy McGee
Katy Mcgee, PHR
Vice resident, Human Resources

AGREED TO AND ACCEPTED BY:

/s/ Donna Lee
Name Signed

Donna Lee
Name Printed

2/19/14
Date

3551 Plano Parkway, The Colony, TX '75056, 1-800-880-9955